January 30, 2007

Untied States Securities and
Exchange Commission
Washington, D.C. 20549

We have read Berman Center, Inc.’s statements included under Item 4.01 of its Form 8-K filed on January 30, 2007 and we agree with such statements concerning our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP